Exhibit 99.1

News Release

For Immediate Release	January 21, 2005

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today that it has recorded an other-than-temporary non-cash, non-operating impairment charge of approximately $305,000, net of taxes, or $.11 per share (fully diluted), during the fourth quarter of 2004 related to its holdings of Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock.  Due to recent events at FHLMC, the Company decided to record this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles.  The Company holds these investment grade, high yielding, predominately fixed-rate securities as part of its available-for-sale investment portfolio;  therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required.

The Company has held these investment grade securities in its portfolio for many years and has never sold any of these securities at a loss.  Once the regulatory and SEC review of FHLMC is completed and restated financial information is available, Management believes the market value of these securities will improve.  Management does not believe the charge is reflective of the true long-term economic value of these securities, but has made the charge due to conservative interpretation of current accounting literature.  The total value of these securities in the Company’s portfolio after the charge was approximately $1.4 million.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of eleven branch offices in central Maryland and a network of 155 ATMs located in Maryland, Virginia, and West Virginia.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

For additional information, contact Barbara M. Broczkowski, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.